OMNI HEALTH, INC.

3/27/2017

Andrey Solovyev

LX Retail Group, PA.

5966 W 16th Avenue

Hialeah, FL 33012

RE:     Exchange of Common Shares of Preferred of Omni Health, Inc. (the “Company”)

Dear Mr. Solovyev:

Please be advised that we are writing to set forth the terms of the exchange of a portion the shares of common stock of The Company (the “Common Shares”) for the entirety of the our Series A Preferred Shares (“Series A Preferred”), whose designation has been duly filed with the state of Nevada which is attached hereto and incorporated by reference.  As set forth herein, you will return your Common Shares, held in the name LX Retail Group, Inc., to the transfer agent of The Company, ClearTrust, along with specific instructions to return the shares to treasury and any ancillary documentation that Clear Trust may require.  Upon confirmation from Clear Trust that the cancellation has been effective, The Company will issue to LX Retail Group, Inc. an equal number of Series A Preferred Shares along with certification representing title of the same and the resolution of the Board of Directors attached hereto. The Series A Preferred shall be kept in book entry by the Company and shall not be on record with Clear Trust. Our counsel has advised that this exchange is proper under Section 3(a)(9) of the Securities Act of 1933, which shall preserve your timing for purposes of analysis under Rule 144.  The table below identifies the exact number of Common Shares to be exchanged for Series A Preferred.  If you agree to the exchange as proposed herein, please acknowledge and accept by signing in the space provided below.

Common Shares to be Cancelled	Shares of Series A Preferred to Issued
556,890,449	5,600,000

If you have any additional questions or concerns, please do not hesitate contacting us. Sincerely, /s/Mike Hawkins Mike Hawkins, CFO
Acknowledged and accepted on this 27th day of March 2017. _/s/ Andrey Solovyev_______ Andrey Solovyev, President LX Retail Group, Inc.